Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-275898

Pricing Supplement
Dated May 31, 2024
To the Index Supplement No. SPMKTD-1 dated May 14, 2024, and the Product Prospectus Supplement ERN-EI-1, the Prospectus Supplement and the Prospectus, Each Dated December 20, 2023
$701,000 Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index, Due June 3, 2026 Royal Bank of Canada

Royal Bank of Canada is offering Enhanced Return Notes (the “Notes”) linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index (the “Reference Asset”).
Reference Asset	Initial Level
S&P 500 Market Agility 10 TCA 0.5% Decrement Index (“SPMKTD”)	3,637.15
•	If the Final Level of the Reference Asset is greater than the Initial Level, the Notes will pay at maturity a return equal to 130% of the Percentage Change.
•	If the Final Level of the Reference Asset is equal to or less than the Initial Level the investor will receive the principal amount at maturity, and no additional payment.
•	Any payments on the Notes are subject to our credit risk.
•	The Notes do not pay interest.
•	The Notes will not be listed on any securities exchange.
Issue Date: June 5, 2024
Maturity Date: June 3, 2026
CUSIP: 78017FZD8
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-6 of this pricing supplement, and “Risk Factors” beginning on page IS-1 of the index supplement no. SPMKTD-1 dated May 14, 2024, and on page PS-4 of the product prospectus supplement and on page S-3 of the prospectus supplement, each dated December 20, 2023.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public(1)	100.00%	$701,000.00
Underwriting discounts and commissions(1)	0.25%	$1,752.50
Proceeds to Royal Bank of Canada	99.75%	$699,247.50
(1) We or one of our affiliates may pay varying selling concessions of up to $2.50 per $1,000 in principal amount of the Notes in connection with the distribution of the Notes to other registered broker-dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $997.50 and $1,000 per $1,000 in principal amount. In addition, RBCCM or one of its affiliates may pay a referral fee to a broker-dealer that is not affiliated with us in an amount of up to 0.75% of the principal amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date was $979.24 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the index supplement, product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (the “Bank”)
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Reference Asset:
S&P 500 Market Agility 10 TCA 0.5% Decrement Index (Bloomberg L.P. symbol “SPMKTD Index”).
Please see the following sections "Selected Risk Considerations—Risks Relating to the Reference Asset" and "Information About the Reference Asset" below and “Risk Factors” and "The Index" in the index supplement dated May 14, 2024 for additional information.

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Trade Date (Pricing Date):	May 31, 2024
Issue Date:	June 5, 2024
Valuation Date:	May 29, 2026
Maturity Date:	June 3, 2026, subject to extension for market and other disruptions, as described in the product prospectus supplement dated December 20, 2023.
Payment at Maturity (if held to maturity):
If the Final Level is greater than the Initial Level (that is, the Percentage Change is positive), then the investor will receive an amount per $1,000 in principal amount per Note equal to:
Principal Amount + [Principal Amount x (Percentage Change x Participation Rate)]
If the Final Level is less than or equal to the Initial Level, then the investor will receive a cash amount equal to the principal amount only.

Percentage Change:	The Percentage Change, expressed as a percentage, is calculated using the following formula:
Initial Level:	The closing level of the Reference Asset on the Trade Date, as set forth on the cover page of this pricing supplement.
Final Level:	The closing level of the Reference Asset on the Valuation Date.
Participation Rate:	130%
Calculation Agent:	RBCCM
U.S. Tax Treatment:
We intend to take the position that the Notes will be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences” which applies to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date.
The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus dated December 20, 2023).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” in this section and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, as modified by this pricing supplement.

P-2	RBC Capital Markets, LLC

Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the index supplement no. SPMKTD-1 dated May 14, 2024, the prospectus supplement dated December 20, 2023 and the product prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the index supplement dated May 14, 2024, and in the prospectus supplement and the product prospectus supplement, each dated December 20, 2023, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm
Prospectus Supplement dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm
Product Prospectus Supplement ERN-EI-1 dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123058558/ef20016910_424b5.htm
Index Supplement No. SPMKTD-1 dated May 14, 2024:
https://www.sec.gov/Archives/edgar/data/1000275/000114036124025880/ef20029138_424b2.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-3	RBC Capital Markets, LLC

Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
HYPOTHETICAL RETURNS
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Final Level or the level of the Reference Asset on any trading day prior to the Maturity Date. All examples are based on the Participation Rate of 130% and assume that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.
Example 1 —	Calculation of the Payment at Maturity where the Percentage Change is positive.
	Percentage Change:	30%
	Payment at Maturity:	$1,000 + [$1,000 x (30% x 130%)] = $1,000 + $390 = $1,390
	On a $1,000 investment, a Percentage Change of 30% results in a Payment at Maturity of $1,390, a return of 39.00% on the Notes.

Example 2 —	Calculation of the Payment at Maturity where the Percentage Change is negative.
	Percentage Change:	-10%
	Payment at Maturity:	At maturity, even though the Percentage Change is negative, you will receive the principal amount of your Notes.
	On a $1,000 investment, a Percentage Change of -10% results in a Payment at Maturity of $1,000, a return of 0.00% on the Notes.

P-4	RBC Capital Markets, LLC

Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
The table set forth below is included for illustration purposes only. The table illustrates the hypothetical Payments at Maturity for a hypothetical range of performance for the Reference Asset, based on the Participation Rate of 130%.
Hypothetical Percentage Changes are shown in the first column on the left. The second column shows the corresponding Payment at Maturity for these Percentage Changes, expressed as a percentage of the principal amount of the Notes. The third column shows the Payment at Maturity to be paid on the Notes per $1,000 in principal amount.
Hypothetical Percentage Change	Payment at Maturity as Percentage of Principal Amount	Payment at Maturity per $1,000 in Principal Amount
50.00%	165.000%	$1,650.00
40.00%	152.000%	$1,520.00
30.00%	139.000%	$1,390.00
20.00%	126.000%	$1,260.00
10.00%	113.000%	$1,130.00
0.00%	100.00%	$1,000.00
-10.00%	100.00%	$1,000.00
-20.00%	100.00%	$1,000.00
-30.00%	100.00%	$1,000.00
-40.00%	100.00%	$1,000.00
-50.00%	100.00%	$1,000.00
-60.00%	100.00%	$1,000.00
-70.00%	100.00%	$1,000.00
-80.00%	100.00%	$1,000.00
-90.00%	100.00%	$1,000.00
-100.00%	100.00%	$1,000.00

P-5	RBC Capital Markets, LLC

Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the section “Risk Factors” in the index supplement and the product prospectus supplement. In addition to the risks described in the prospectus supplement, the product prospectus supplement, and the index supplement, you should consider the following:
Risks Relating to the Terms and Structure of the Notes
•
You May Not Earn a Positive Return on Your Investment – The payment you will receive at maturity will depend on whether the level of the Reference Asset increases from the Initial Level to the Final Level. If the level of the Reference Asset decreases from the Initial Level to the Final Level (or if the level of the Reference Asset is unchanged), you will not receive any positive return on the Notes and you will only receive the principal amount.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be as little as 0%, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of the amount due on the maturity date is dependent upon our ability to repay our obligations at that time. This will be the case even if the level of the Reference Asset increases after the Trade Date. No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
You Will Be Required to Include Income on the Notes Over Their Term Based Upon a Comparable Yield, Even Though You Will Not Receive Any Payments Until Maturity – We intend to take the position that the Notes will be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under such treatment, the Notes are considered to be issued with original issue discount. You will be required to include income on the Notes over their term based upon a comparable yield, even though you will not receive any payments until maturity. You are urged to review the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” and consult your own tax advisor.

Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.

Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value of the Notes that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the level of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting

P-6	RBC Capital Markets, LLC

Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
discount, the referral fee and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, the referral fee or the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•
The Initial Estimated Value of the Notes that Is Set Forth on the Cover Page of this Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
•
Our Business Activities and Those of Our Affiliates May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Asset that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Reference Asset, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with companies included in the Reference Asset, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the level of the Reference Asset, and, therefore, the market value of the Notes.

Risks Relating to the Reference Asset
•
The Reference Asset Has a Limited Operating History and May Perform in Unanticipated Ways — The Reference Asset was launched on February 23, 2024 (the “launch date”). As a result, the Reference Asset has a very limited operating history. Because the Reference Asset is of recent origin and limited actual historical performance data exists with respect to it, your investment in the Notes may involve a greater risk than investing in securities linked to an index with a more established record of performance.

The hypothetical back-tested performance data of the Reference Asset provided in this document refers to simulated performance data created by applying the Reference Asset’s calculation methodology to historical levels of the applicable indices and historical prices of the applicable Treasury futures contracts. Such simulated performance data
P-7	RBC Capital Markets, LLC

Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
has been produced by the retroactive application of a back-tested methodology in hindsight. Hypothetical back-tested results are neither an indicator nor a guarantee of future results.
•
The Reference Asset Is Subject to a Decrement Fee of 0.5% Per Annum That Will Adversely Affect Its Performance — The Reference Asset includes a decrement fee of 0.5% per annum (the "decrement fee”) that is applied and deducted from the level of the Reference Asset on each index calculation day. The decrement fee will reduce the performance of the Reference Asset, regardless of how the Reference Asset performs.

•
The Reference Asset Relies on a Calculation of Realized Volatility to Predict Future Volatility and Thereby to Achieve the Volatility Target of 10%. There Is No Assurance that the Reference Asset's Method for Calculating Realized Volatility Is the Best Way to Calculate Realized Volatility or a Reliable Way to Predict Future Volatility or to Achieve the Volatility Target — For the purposes of determining the Reference Asset's exposure to the MA Index on each index calculation day, the Reference Asset uses an exponentially weighted measure of realized volatility ("MA Index exponentially weighted volatility”) to predict the deviation of returns of the MA Index. There are alternative methods one could use to measure realized volatility or predict future volatility. There is no assurance that using MA Index exponentially weighted volatility is the best way to measure realized volatility or a reliable way to predict future volatility or to achieve the volatility target. For example, an alternative measure of realized volatility may more accurately assess how volatile an asset is, or may better predict future volatility and more consistently achieve the volatility target. In addition, an alternative measure of realized volatility may produce more favorable investment results.

•
There Is No Guarantee that the Reference Asset Will Achieve the 10% Volatility Target — The Reference Asset attempts to maintain the volatility target of 10% by adjusting exposure to the MA Index on a daily basis. The exposure of the Reference Asset to the MA Index is subject to a maximum exposure of 150%, which may limit the ability of the Reference Asset to achieve a volatility target of 10%, if achieving that volatility target would require exposure in excess of 150%. Additionally, the applicable measure of realized volatility (i.e., MA Index exponentially weighted volatility) is not necessarily an accurate predictor of future volatility and therefore the actual volatility may differ significantly from the target volatility. For example, the actual volatility may be higher or lower than the volatility target due to rapid moves in the market either intraday and/or overnight, and/or because the applicable measure of realized volatility may not be a reliable signal for future volatility. Therefore, there is no guarantee that the Reference Asset will achieve the 10% volatility target.

•
There May Be Overexposure to the MA Index When the Level of the MA Index Is Falling or Underexposure to the MA Index When the Level of the MA Index Is Rising — The Reference Asset is designed to achieve a volatility target of 10%, subject to a maximum exposure of 150%. If the level of the MA Index is rising and the applicable measure of realized volatility (i.e., MA Index exponentially weighted volatility) is greater than the volatility target of 10%, some of the Reference Asset's exposure will be moved from the MA Index to the hypothetical non-interest bearing cash position, and the Reference Asset will experience lower returns than the MA Index. In contrast, if the level of the MA Index is falling and the applicable measure of realized volatility is less than the volatility target of 10%, the Reference Asset will be exposed to more than 100% of the losses in the MA Index and Index will experience lower returns than the MA Index. Therefore, the volatility target may adversely affect the level of the Reference Asset.

•
The Reference Asset's Exposure to the MA Index May Be Rebalanced into a Hypothetical Non-Interest Bearing Cash Position on Any or All Days During the Term of the Notes. The Non-Interest Bearing Cash Position Will Not Earn Interest or a Positive Yield — The Reference Asset has a daily rebalancing feature which can result in a rebalancing between the exposure to the MA Index and the hypothetical non-interest bearing cash position. This could have the effect of reducing the Reference Asset's exposure to the MA Index to less than 100% in an attempt to reduce the volatility to 10%. The minimum exposure is 0%. Therefore, there is no guarantee that the Reference Asset will not be rebalanced so that the hypothetical non-interest bearing cash position represents a significant portion of the Reference Asset (up to 100% of the Reference Asset). In addition, the non-interest bearing cash position will not earn interest or a positive yield, because the Reference Asset has been designed as an excess return index (i.e., any positive or negative performance of the Reference Asset is therefore considered to be in excess of the prevailing cash rate). As a result, any rebalancing into a hypothetical non-interest bearing cash position will limit the performance of the Reference Asset.

P-8	RBC Capital Markets, LLC

Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
Risks Relating to the S&P 500 Market Agility TCA Index
•
The S&P 500 Market Agility TCA Index (the "MA Index") Is Subject to a Transaction Cost That Will Adversely Affect Its Performance of and, Therefore, the Performance of the Reference Asset — The MA Index is subject to a transaction cost that is calculated and deducted from the level of the MA Index. The transaction cost is equal to 0.01% of the level of the equity component times the absolute value of the incremental change in exposure to the equity component and 0.015% of the level of the fixed income component times the absolute value of the incremental change in exposure to the fixed income component, in each case, from the prior index calculation day to the current index calculation day. The transaction cost will reduce the performance of the MA Index and, therefore, the performance of the Reference Asset. The MA Index rebalances between the equity component and the fixed index component on a monthly basis, and therefore the transaction cost will be deducted from the MA Index on a monthly basis, when such rebalancing is scheduled to occur.

•
The 70/30 Weighting Between the Equity Component and the Fixed Income Component in Respect of the MA Index May Not Be Suitable for All Market Conditions or Objectives — The MA Index is subject to a monthly rebalancing mechanism between the equity component and the fixed income component to achieve a target weight of 70% with respect to the equity component and 30% with respect to the fixed income component. The choice of target weights may not be appropriate for all market conditions or objectives. For example, it is possible that a different choice of target weights may lead to a better investment outcome for the investor under different market conditions.

•
The MA Index is Rebalanced on a Monthly Basis. Such Rebalancing May Have an Adverse Effect on the Performance of the MA Index and/or May Result in Weighting Between the Equity Component and Fixed Income Component that Diverges Significantly From the 70/30 Weighting in Between Rebalance Days — The MA Index is subject to a monthly rebalancing mechanism between the equity component and the fixed income component to achieve a target weight of 70% with respect to the equity component and 30% with respect to the fixed income component. Such a rebalancing mechanism may cause an adverse performance impact, if the equity component performance was higher (lower) following a reduction (increase) in exposure to the equity component and similarly, if the fixed income component performance was higher (lower) following a reduction (increase) in exposure to the fixed income component. Additionally, in the event of outperformance of one component over the other between monthly rebalance days, the weighting between components may diverge significantly from the 70/30 weighting, and the MA Index may be significantly more or less diversified between asset classes than on each basket rebalance day.

Risks Relating to the S&P 500 Long/Short Risk Aware Daily Risk Control 10% TCA Excess Return Index
•
Even Though the Title of the S&P 500 Long/Short Risk Aware Daily Risk Control 10% TCA Excess Return Index (the "Equity Component") Includes the Phrase "Risk Control," the Equity Component May Decrease Significantly or Not Increase Significantly Relative to the S&P 500 Total Return Index (the "SPXT") — The equity component is linked to the daily percentage change of the SPXT, subject to a risk control strategy that dynamically increases or decreases the target weight of the daily percentage change of the SPXT (by changing the number of units of the equity component) in an attempt to achieve a 10% volatility target, subject to a maximum target weight of 150%. The target weight can be greater than, less than or equal to 100%. While the performance of the equity component is taken into account to an extent in determining whether the equity component takes a long or short position, the performance of the equity component is not taken into account when implementing the risk control strategy, and therefore could result in leveraged exposure to the SPXT in a falling stock market or deleveraged exposure to the SPXT in a rising stock market (or, alternatively, could result in leveraged short exposure to the SPXT in a rising stock market or deleveraged short exposure to the SPXT in a falling stock market). Therefore, although the title of the equity component includes the phrase “Risk Control,” the equity component may decrease significantly more or increase significantly less than the SPXT and/or may experience higher volatility than the SPXT. Similarly, the Notes are not necessarily less risky than, and will not necessarily have better returns or lower volatility than, any securities that are linked to the SPXT.

P-9	RBC Capital Markets, LLC

Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
•
There Is No Guarantee that the Equity Component Will Achieve the 10% Volatility Target — The equity component is linked to the daily percentage change of the SPXT, subject to a 10% volatility target. The exposure of the equity component to the daily percentage change of the SPXT is subject to a maximum exposure of 150%, which may limit the ability of the equity component to achieve a volatility target of 10%, if achieving that volatility target would require a leverage factor in excess of 150%. Additionally, historical realized volatility is not necessarily an accurate predictor of future volatility and therefore the actual volatility may differ significantly from the target volatility. For example, the actual volatility may be higher or lower than the target due to rapid moves in the market either intraday and/or overnight and/or because of the choice of method used to calculate the realized volatility of the SPXT. Therefore, there is no guarantee that the equity component will achieve the 10% volatility target.

•
There Is No Assurance that the Method for Calculating the Realized Volatility of the Equity Component for Purpose of the Volatility Targeting Will Be Successful — For purposes of determining the exposure to the SPXT on each index calculation day, a volatility measure (i.e., daily SPXT volatility) is used to predict the deviation of returns of the SPXT using the two most recent index calculation days of price moves. Out of the various volatility measures, there is no assurance that the chosen measure as it is calculated in respect of the equity component is the most suitable way to measure realized volatility in a given market environment. For example, in a sideways, mean-reverting market, the use of this volatility measure may adversely impact the performance of the equity component as compared to other volatility measures based on longer-term, relatively more stable volatility measures. An alternative volatility method may produce more favorable investment results for the investor.

•
Controlled Volatility Does Not Mean the Equity Component Will Have Lower Volatility than the SPXT —The equity component employs a risk-control strategy that uses mathematical equations to target 10% volatility. The strategy does not have a goal of achieving lower volatility than the SPXT. In fact, if the daily SPXT volatility is less than the volatility target of 10%, the exposure to the daily percentage change of the SPXT will be increased in an attempt to achieve the volatility target of 10%. Any time the equity component's exposure to the daily percentage change of the SPXT is greater than 100%, the equity component would be more volatile than the SPXT.

•
Because the Equity Component May Include Notional Short Positions, the Notes May Be Subject to Additional Risks — The equity component takes long or short positions with respect to the SPXT using momentum and volatility indicators. Unlike long positions, short positions are subject to unlimited risk of loss because there is no limit on the appreciation of the value of the relevant asset before the short position is closed. It is possible that the SPXT may appreciate substantially while the equity component is providing notional short exposure to the SPXT, thus resulting in an adverse effect on the level of the equity component and the performance of the Reference Asset. Moreover, the short exposure to the SPXT may exceed 100% exposure, perhaps significantly, which increases the risk that the equity component will suffer losses, thereby adversely affecting the performance of the Reference Asset.

•
There May Be Overexposure to the SPXT When the Level of the SPXT Is Falling (or Rising in the Case of a Short Position) or Underexposure to the SPXT When the Level of the SPXT Is Rising (or Falling in the Case of a Short Position) — The equity component is designed to achieve a volatility target of 10%, subject to a maximum exposure of 150%. For example, if the equity component has taken a long position and the level of the SPXT is rising and the daily SPXT volatility is greater than the volatility target of 10%, some of the equity component's exposure will be moved from the SPXT to the hypothetical non-interest bearing

P-10	RBC Capital Markets, LLC

Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
cash position, and the equity component will experience lower returns than the SPXT. In contrast, if the equity component has taken a long position and the level of the SPXT is falling and the daily SPXT volatility is less than the volatility target of 10%, the equity component will be exposed to more than 100% of the losses in the SPXT and the equity component will experience greater losses than the SPXT. The inverse is true with respect to exposure of greater than or less than 100% when the equity component has taken a short position.
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The Equity Component's Exposure to the SPXT May Be Rebalanced into a Hypothetical Non-Interest Bearing Cash Position on Any or All Days During the Term of the Notes. The Non-Interest Bearing Cash Position Will Not Earn Interest or a Positive Yield — The equity component has a daily rebalancing feature which can result in a rebalancing between the exposure to the daily percentage change of the SPXT and the hypothetical non-interest bearing cash position. This could have the effect of reducing the equity component's exposure to the daily percentage change of the SPXT to less than 100% in an attempt to reduce the volatility to 10%. In theory, in the case of extreme volatility, the minimum exposure to the daily percentage change of the SPXT could approach 0%. Therefore, there is no guarantee that the equity component will not be rebalanced so that the hypothetical non-interest bearing cash position represents a significant portion of the equity component (up to 100% of the equity component). In addition, the non-interest bearing cash position will not earn interest or a positive yield. As a result, any rebalancing into a hypothetical non-interest bearing cash position will limit the performance of the equity component.

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The Equity Component Is Subject to a Funding Cost That Will Adversely Affect the Performance of the Equity Component and, Therefore, the Performance of the Reference Asset — The equity component is subject to a funding cost that is calculated and deducted from the level of the equity component on each index calculation day. The funding cost is equal to the funding cost rate times the change in the equity component's exposure to the daily percentage change of the SPXT from the prior index calculation day to the current index calculation day. Currently, the funding cost rate is the sum of 0.25% and the U.S. SOFR Secured Overnight Financing Rate. The funding cost will reduce the performance of the equity component and, therefore, the performance of the Reference Asset.

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The Equity Component Is Subject to a Transaction Cost That Will Adversely Affect the Performance of the Equity Component and, Therefore, the Performance of the Reference Asset — The equity component is subject to a transaction cost that is calculated and deducted from the level of the equity component on each index calculation day. The transaction cost is equal to 0.01% of the level of the SPXT times the absolute value of the incremental exposure of the SPXT from the prior index calculation day to the current index calculation day. The transaction cost will reduce the performance of the equity component and, therefore, the performance of the Reference Asset.

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The Methodology for Determining the Exposure Direction May Not Be a Reliable Predictor of Whether the Daily Percentage Change of the SPXT Will be Positive or Negative — The equity component uses momentum and volatility indicators to determine "exposure direction" (i.e., whether the equity component will take a long or short position with respect to the SPXT). The investment thesis for the equity component assumes that these momentum and volatility indicators are useful to predict whether the daily percentage change of the SPXT will be positive or negative. However, these momentum and volatility indicators may not be reliable predictors of the direction of the daily percentage change of the SPXT. Even if these indicators predicted the direction of the daily percentage change of the SPXT in the past, it may not do so again in the future. Additionally, there are multiple ways and time periods over which to measure momentum and volatility and the methods used by the equity component may not be the best indicators to predict the future direction of the daily percentage change of the SPXT. Therefore, the investment thesis for the equity component may be incorrect and the method for determining the exposure direction may not predict the future direction of the daily percentage change of the SPXT at all or as well as alternative momentum indicators. As a result, the exposure direction could adversely affect the performance of the equity component and, consequently, the performance of the Reference Asset.

Risks Relating to the S&P U.S. Treasury Futures Long/Short Risk Aware Daily Risk Control 10% TCA Excess Return Index
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Even Though the Title of the S&P U.S. Treasury Futures Long/Short Risk Aware Daily Risk Control 10% TCA Excess Return Index (the "Fixed Income Component") Includes the Phrase "Risk Control," the Fixed Income Component May Decrease Significantly or Not Increase Significantly Relative to the Treasury Indices — The fixed income component is linked to the daily percentage changes of the 10-Year Treasury Index and the 2-Year Treasury Index, subject to a risk control strategy that dynamically increases or decreases the target weights of the Treasury Indices in an attempt to achieve a 10% volatility target, subject to a maximum target weight of 150%, with respect to the 10-Year Treasury Index, and a maximum target weight of 300%, with respect to the 2-Year Treasury Index. The target weights can be greater than, less than or equal to 100%. The risk control method could result in leveraged exposure to the 10-Year Treasury Index when the relevant Treasury futures prices are falling or a deleveraged exposure to the 10-Year Treasury Index when relevant Treasury futures prices are rising (or, alternatively, could result in leveraged short exposure to the 2-Year Treasury Index when relevant Treasury futures prices are rising or deleveraged short exposure to the 2-Year Treasury Index when relevant Treasury futures prices are falling). Therefore, although the title of the fixed income component includes the phrase “Risk Control,” the fixed income component may

P-11	RBC Capital Markets, LLC

Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
decrease significantly more or increase significantly less than the Treasury Indices, and the Notes are not necessarily less risky than, and will not necessarily have better returns than, any securities that are linked to the Treasury Indices.
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There Is No Guarantee that the Fixed Income Component Will Achieve the 10% Volatility Target — The fixed income component is linked to the daily percentage changes of the 10-Year Treasury Index and the 2-Year Treasury Index, subject to a 10% volatility target. The exposure of the fixed income component to the daily percentage changes of the 10-Year Treasury Index and the 2-Year Treasury Index is subject to a maximum exposure of 150%, with respect to the 10-Year Treasury Index, and a maximum exposure of 300%, with respect to the 2-Year Treasury Index, which may limit the ability of the fixed income component to achieve a volatility target of 10%, if achieving that volatility target would require a leverage factor in excess of 150%, with respect to the 10-Year Treasury Index, or in excess of 300%, with respect to the 2-Year Treasury Index. Additionally, historical realized volatility is not necessarily an accurate predictor of future volatility and therefore the actual volatility may differ significantly from the target volatility. For example, the actual volatility may be higher or lower than the target due to rapid moves in the market either intraday and/or overnight and/or because of the choice of method used to calculate the realized volatility of the applicable Treasury Index. Therefore, there is no guarantee that the fixed income component will achieve the 10% volatility target.

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Controlled Volatility Does Not Mean the Fixed Income Component Will Have Lower Volatility than the S&P 10-Year U.S. Treasury Note Futures Excess Return Index (the "10-Year Treasury Index") or the S&P 2-Year U.S. Treasury Note Futures Excess Return Index (the "2-Year Treasury Index" and, together with the 10-Year Treasury Index, each a "Treasury Index") — The fixed income component employs a risk-control strategy that uses mathematical equations to target 10% volatility. The strategy does not have a goal of achieving lower volatility than the 10-Year Treasury Index or the 2-Year Treasury Index. In fact, if the daily volatility of the relevant Treasury Index is less than the volatility target of 10%, the exposure to the relevant Treasury Index will be increased in an attempt to raise the volatility of the fixed income component to 10%. Any time the exposure to a Treasury Index is greater than 100%, the fixed income component would be more volatile than that Treasury Index.

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Because the Fixed Income Component May Include Notional Short Positions, the Notes May Be Subject to Additional Risks — The fixed income component may take short positions with respect to the 2-Year Treasury Index based on the application of momentum and volatility indicators. Unlike long positions, short positions are subject to unlimited risk of loss because there is no limit on the appreciation of the price of the relevant asset before the short position is closed. It is possible that the 2-Year Treasury Index may appreciate substantially while the fixed income component is providing a notional short exposure to the 2-Year Treasury Index, thus resulting in an adverse effect on the level of the fixed income component and the performance of the Reference Asset. Moreover, the short position may have up to 300% exposure, which increases the risk that the fixed income component will suffer losses, thereby adversely affecting the performance of the Reference Asset.

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There May Be Overexposure to a Treasury Index When the Level of a Treasury Index Is Falling (or Rising, in the Case of a Short Position) or Underexposure to a Treasury Index When the Level of a Treasury Index Is Rising (or Falling, in the Case of a Short Position) — The fixed income component is designed to achieve a volatility target of 10%, subject to a maximum exposure of 150%, with respect to the 10-Year Treasury Index, and a maximum exposure of 300%, with respect to the 2-Year Treasury Index. For example, if the fixed income component has taken a long position in the 10-Year Treasury Index and the level of such Treasury Index is rising and the daily volatility of such Treasury Index is greater than the volatility target of 10%, some of the fixed income component’s exposure will be moved from the Treasury Index to the hypothetical non-interest bearing cash position, and the fixed income component will experience lower returns than the Treasury Index. In contrast, if the fixed income component has taken a long position in the 10-Year Treasury Index and the level of such Treasury Index is falling and the daily volatility of such Treasury Index is less than the volatility target of 10%, the fixed income component will be exposed to more than 100% of the losses in the Treasury Index and the fixed income component will experience lower returns than the Treasury Index. The inverse is true with respect to exposure of greater than or less than 100% when the fixed income component has taken a short position in the 2-Year Treasury Index.

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The Fixed Income Component's Exposure to the Treasury Indices May Be Rebalanced into a Hypothetical Non-Interest Bearing Cash Position on Any or All Days During the Term of the Notes. The Non-Interest Bearing Cash

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Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
Position Will Not Earn Interest or a Positive Yield — The fixed income component has a daily rebalancing feature which can result in a rebalancing between the exposure to the daily exposures of the Treasury Indices and the hypothetical non-interest bearing cash position. This could have the effect of reducing the fixed income component's exposure to the daily percentage changes of the Treasury Indices to less than 100% in an attempt to reduce the volatility to 10%. In theory, in the case of extreme volatility, the minimum exposure to the daily percentage change of a Treasury Index could approach 0%. Therefore, there is no guarantee that the fixed income component will not be rebalanced so that the hypothetical non-interest bearing cash position represents a significant portion of the fixed income component (up to 100% of the fixed income component). In addition, the non-interest bearing cash position will not earn interest or a positive yield. As a result, any rebalancing into a hypothetical non-interest bearing cash position will limit the performance of the fixed income component.
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The Fixed Income Component Is Subject to a Transaction Cost That Will Adversely Affect the Performance of the Fixed Income Component and, Therefore, the Performance of the Reference Asset — The fixed income component is subject to a transaction cost that is calculated and deducted from the level of the fixed income component on each index calculation day. The transaction cost is calculated for each Treasury Index and is equal to 0.015% of the level of the Treasury Index times the absolute value of the change in the number of units of the Treasury Index from the prior index calculation day to the current index calculation day. The transaction cost will reduce the performance of the fixed income component and, therefore, the performance of the Reference Asset.

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The Methodology for Determining the Exposure Direction May Not Be a Reliable Predictor of Whether the Daily Percentage Change of a Treasury Index Will Be Positive or Negative — The fixed income component uses a momentum indicator called the "exposure direction" to determine whether the fixed income component's exposure to the daily percentage change of the applicable Treasury Index will be short with respect to the 2-Year Treasury Index or long with respect to the 1-Year Treasury Index. The investment thesis for the fixed income component assumes that the 10-year Treasury yield and 10-year/2-year yield curve momentum indicators are useful to predict the future direction of the daily percentage change of a Treasury Index. However, these indicators may not be reliable predictors of the direction of the daily percentage change of a Treasury Index. Even if these indicators predicted the direction of the daily percentage change of a Treasury Index in the past, they may not do so again in the future. Additionally, there are multiple ways and time periods over which to measure momentum and the method used by the fixed income component may not be the best method to predict the future direction of the daily percentage change of a Treasury Index. Therefore, the investment thesis for the fixed income component may not be correct and the momentum indicators utilized may not predict the future direction of the daily percentage change of a Treasury Index at all or as well as alternative momentum indicators. As a result, the exposure direction could adversely affect the performance of the fixed income component and, consequently, the performance of the Reference Asset.

Risks Relating to the S&P 10-Year U.S. Treasury Note Futures Excess Return Index and the S&P 2-Year U.S. Treasury Note Futures Excess Return Index
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The Reference Asset, Via the Fixed Income Component that Is Part of the MA Index, Is Linked In Part to the Performance of the Treasury Indices, Which Are Comprised of Futures Contracts — The Reference Asset is linked in part to the performance of the 10-Year Treasury Index, which is comprised of the nearest maturity 10-year U.S. Treasury futures contract, and the 2-Year Treasury Index, which is comprised of the nearest maturity 2-year U.S. Treasury futures contract. Both underlying contracts are traded on the Chicago Mercantile Exchange ("CME"). On a given day, a “futures price” is the price at which market participants may agree to buy or sell the asset underlying a futures contract in the future, and the “spot price” is the current price of such underlying asset for immediate delivery. A variety of factors can lead to a disparity between the price of a futures contract at a given point in time and the spot price of its underlying asset, such as the expected yields of the Treasury securities that comprise such underlying assets, the implicit financing cost associated with the futures contract and market expectations related to the future price of the futures contract’s underlying asset.

Purchasing a futures contract is similar to borrowing money to buy the underlying asset of such futures contract, because it enables an investor to gain exposure to such underlying asset without having to pay the full cost of such exposure up front, and therefore entails a financing cost. As a result, the Reference Asset is expected to reflect not only
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Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
the performance of the Treasury Indices, but also the implicit financing cost of the underlying futures contracts, among other factors. This implicit financing cost will adversely affect the level of the Reference Asset. Any increase in market interest rates will be expected to further increase this implicit financing cost and will have an adverse effect on the level of the Reference Asset and, therefore, the value of and return on the Notes.
The price movement of a futures contract is typically correlated with the movements of the price of its underlying asset, but the correlation is generally imperfect, and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that more directly reflects the return on the underlying Treasury securities.
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Negative Roll Yields Will Adversely Affect the Level of the Treasury Indices Over Time and Therefore the Payment at Maturity — The 10-Year Treasury Index is linked to the U.S. 10-year U.S. Treasury futures contract and the 2-Year Treasury Index is linked to and the U.S. 2-year Treasury futures contract. Futures contracts normally specify a certain date for cash settlement of a financial future or delivery of the underlying physical commodity for a deliverable future. As the exchange-traded futures contract that comprises a Treasury Index approaches expiration, it is replaced by a similar contract that has a later expiration. Thus, for example, a futures contract purchased and held in September may specify a December expiration. As time passes, the contract expiring in December may be replaced by a contract for delivery in March. This process is referred to as “rolling.”

As a futures contract approaches expiration, its value will generally approach the spot price of its underlying asset because by expiration it will closely represent a contract to buy or sell such underlying asset for immediate delivery. If the market for a futures contract is in “contango,” where the price of the futures contract with a later expiration date during a rolling period is higher than the spot price of its underlying asset, then the value of such futures contract would tend to decline over time (assuming the spot price and other relevant factors remain unchanged), because the higher futures price would decline as it approaches the lower spot price by expiration. This negative effect on the futures price is referred to as a negative “carry” or “roll yield” and is realized over the term of such contract. A negative roll yield will adversely affect the level of a Treasury Index over time and therefore the performance of the Reference Asset. Because of the potential effects of negative roll yields, it is possible for the level of the Reference Asset to decrease significantly over time.
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The Treasury Indices Are Excess Return Indices, Not Total Return Indices — The Treasury Indices are excess return indices, not total return indices. With respect to an index comprised of futures contracts, an "excess return" index reflects the "price yield" generated by a change in the price of the futures contract comprising the index and the "roll yield" that is generated when the first expiring futures contract is rolled into the second expiring futures contract, but it does not include interest earned on collateral that a hypothetical investor must provide to secure its performance under the futures contract. By contrast, a “total return” index, reflects interest earned on a hypothetical fully collateralized contract position, in addition to the price yield and the roll yield.

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Owning the Notes Is Not the Same as Directly Owning the Treasuries or Futures Contract Directly or Indirectly Tracked by the Treasury Indices — Your return on the Notes will not reflect the return you would have realized on a direct investment in the futures contracts currently listed for trading on the CME or any of the Treasury securities comprising the Treasury Indices. Therefore, the return on your investment may differ from the return based on the purchase of any futures contracts or Treasury securities that are tracked directly or indirectly by the Treasury Indices.

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Suspension or Disruptions of Market Trading in Treasuries or Futures Contracts May Adversely Affect the Value of the Notes — Treasury markets and futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, futures markets typically have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a specified period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices.

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Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
These circumstances could affect the levels of the Treasury Indices and, therefore, could adversely affect the performance of the Reference Asset.
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Legal and Regulatory Changes Could Adversely Affect the Return on and Value of the Notes — Futures contracts are subject to extensive statutes, regulations, and margin requirements, many of which have been subject to recent changes. The Commodity Futures Trading Commission, and the exchanges on which futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the implementation of position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. Any legal or regulatory changes could impact the levels of the Treasury Indices, and therefore the performance of the Reference Asset.

General
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You Will Not Have Any Rights to the Securities Included in the Reference Asset or Any of the Underlying Indices — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Reference Asset or any of the underlying indices would have.

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The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments — The Payment at Maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

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Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
INFORMATION REGARDING THE REFERENCE ASSET
All disclosures contained in this document regarding the Reference Asset, including, without limitation, its make-up, method of calculation, and changes in composition, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by the index sponsor. The index sponsor has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. The consequences of the index sponsor discontinuing publication of the Reference Asset are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes—Unavailability of the Level of the Reference Asset.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of the Reference Asset or any successor index. Please see "The Index" in the index supplement dated May 14, 2024 for more detailed information.
S&P 500 Market Agility 10 TCA 0.5% Decrement Index
The S&P 500 Market Agility 10 TCA 0.5% Decrement Index (the “Reference Asset”) (Bloomberg symbol: “SPMKTD”) measures the performance of the S&P 500 Market Agility TCA Index (the "MA Index"), subject to a 10% volatility target, less a decrement fee of 0.5% per annum. The Reference Asset was first calculated on February 23, 2024, with a base value of 1,000.00, as of the base date of June 23, 2011.
The Reference Asset, through its sub-indices, employs a rules-based quantitative investment strategy that tracks a synthetic 70/30 portfolio of equity and fixed income components (rebalanced monthly) and dynamically adjusts both the direction of the exposure of its components (i.e., short or long) and the quantum of exposure to its components based on momentum and volatility observations. The Reference Asset includes multiple layers of volatility targeting: at the level of the Reference Asset and at the level of the equity component and fixed income component that together comprise the MA Index. In general, a volatility target will result in exposure to its underlying asset greater than 100% when the applicable measure of realized volatility is below the volatility target and less than 100% when the applicable measure of realized volatility is above the volatility target in an effort to maintain a constant level of volatility, in each case subject to the applicable cap on maximum exposure. In each case, if the exposure is less than 100%, the difference between the exposure and 100% will be allocated to a non-interest bearing cash position, which offers some protection against decreases in the level of the applicable index but does not earn interest or a positive yield.
On each index calculation day, the following fees are deducted: (1) a decrement fee is deducted from the level of the Reference Asset, (2) a transaction cost based on the change in exposure to the equity component and the fixed income component, on a basket rebalance date, is deducted from the level of the MA Index, (3) a synthetic financing fee (“funding cost”) based on the notional exposure to the SPXT is deducted from the level of the equity component, (4) a transaction cost based on the change in exposure to the SPXT, from the prior index calculation day to the current index calculation day, is deducted from the level of the equity component and (5) a transaction cost based on the change in exposure to each Treasury Index, from the prior index calculation day to the current index calculation day, is deducted from the level of the fixed income component.
The decrement fee, the transaction costs and the funding cost will reduce the performance of the Reference Asset.
Determining exposure using 10% volatility target: On each index calculation day, the Reference Asset's exposure to the MA Index is adjusted in an attempt to achieve the volatility target of 10%. Exposure to the MA Index will be greater than 100% (but not more than 150%) when exponentially weighted realized volatility of the MA Index (the "MA Index exponentially weighted volatility") (calculated as described below) is less than the volatility target of 10% and will be less than 100% when such measure of realized volatility is greater than the volatility target of 10%.1

1 On each index calculation day, the exposure to the MA Index, as described above, is equal to the volatility target of 10% divided by the realized volatility on the prior index calculation day, subject to a maximum exposure of 150%. For example, if on the prior index calculation day the realized volatility were equal to 8%, the exposure would equal 125% (10% divided by 8%). The equivalent equation is also used for the other volatility targeting described herein.

P-16	RBC Capital Markets, LLC

Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
The MA Index exponentially weighted volatility used for the volatility targeting is calculated as the greater of two exponentially weighted volatility measures: (1) “short-term volatility” and (2) “long-term volatility”.
While both short-term volatility and long-term volatility measure the historical daily percentage changes in the level of the MA Index over the same time period and apply a discount that gradually reduces the significance of a given index calculation day as it moves farther into the past, short-term volatility applies a larger discount than does long-term volatility. As a result, the 10 most recent days account for approximately 50% of the weighting when determining short-term volatility, while the 23 most recent days account for approximately 50% of the weighting when determining long-term volatility.
Calculating the decrement fee: On each index calculation day, the decrement fee is equal to (a) the closing level of the MA Index on the prior index calculation day, times (b) the decrement rate of 0.50%, times (c) the calendar day count fraction between the index calculation day and the prior index calculation day. The decrement fee will reduce the performance of the Reference Asset.
S&P 500 Market Agility TCA Index
The MA Index measures the performance of a basket consisting of an equity component and a fixed income component that is rebalanced on a monthly basis into a 70% equity/30% fixed income allocation, less a transaction cost subtracted from the level of the MA Index on each monthly rebalancing (as described below). The equity component is the S&P 500 Long/Short Risk Aware Daily Risk Control 10% TCA Excess Return Index (the "equity component") and the fixed income component is the S&P U.S. Treasury Futures Long/Short Risk Aware Daily Risk Control 10% TCA Excess Return Index (the "fixed income component"). The MA Index was first calculated on February 23, 2024, with a base value of 1,000.00, as of the base date of June 23, 2011.
Calculating the transaction cost: On each monthly basket rebalance day, a transaction cost at a rate of 0.01% with respect to the equity component and 0.015% with respect to the fixed income component is deducted from the level of the MA Index based on changes in the number of units of the equity component and the fixed income component. The transaction cost will reduce the performance of the MA Index and, therefore, the performance of the Reference Asset.
S&P 500 Long/Short Risk Aware Daily Risk Control 10% TCA Excess Return Index
The equity component is linked to the performance of the S&P 500 Total Return Index (the "SPXT") and a non-interest-bearing cash position. The equity component takes either a long or short position with respect to the SPXT using momentum and volatility indicators, and uses volatility observations from intraday high and low levels of the SPXT over the two most recent index calculation days (inclusive of the current index calculation day) to adjust its exposure to the SPXT on a daily basis, with a 10% target volatility, subject to a maximum exposure of 150%. The equity component level is reduced by a funding cost based on the notional exposure to the SPXT and a transaction cost based on the change in exposure to the SPXT. The equity component was first calculated on February 23, 2024, with a base value of 1,000.00 as of the base date of June 23, 2011.
Determining direction (i.e., long or short): The equity component will take a short position with respect to the SPXT if momentum of the SPXT is negative and a measure of short-term volatility of the SPXT is elevated, and otherwise will take a long position with respect to the SPXT. Momentum in the SPXT is deemed to be negative if the closing level of the SPXT on the relevant index calculation day is lower than the closing level of the SPXT on the twentieth prior index calculation day.
Determining exposure using 10% volatility target: On each index calculation day, the equity component's exposure to the SPXT is adjusted in an attempt to achieve the volatility target of 10%. The daily exposure (but not the direction) to the SPXT is determined based on a measure of short-term volatility that is calculated using intraday high and low levels of the SPXT. Exposure to the SPXT will be greater than 100% (but not more than the maximum exposure of 150%) when the realized volatility of the SPXT is less than the volatility target of 10% and will be less than 100% when such measure of realized volatility is greater than the volatility target of 10%.

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Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
Calculating the funding cost: On each index calculation day, a funding cost calculated based on the notional exposure to the SPXT is deducted from the level of the equity component.. Prior to December 21, 2021, the funding cost rate is equal to USD 3 Month LIBOR. On or after this date, the funding cost rate is the sum of 0.25% and the Secured Overnight Financing Rate ("SOFR"). The funding cost will reduce the performance of the equity component and, therefore, the performance of the Reference Asset.
Calculating the transaction cost: On each index calculation day, a transaction cost at a rate of 0.01% is deducted from the level of the equity component based on the incremental change in exposure to the SPXT from the prior index calculation day to the current index calculation day. The transaction cost will reduce the performance of the equity component and, therefore, the performance of the Reference Asset.
S&P 500 Total Return Index
The SPXT measures the performance of the large-cap segment of the U.S. market. The SPXT is calculated on a total return basis, meaning that the level of the index reflects the value of dividends paid on the index stocks. The calculation of the level of the SPXT is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The equity component was first calculated on February 23, 2024, with a base value of 1,000.00 as of the base date of June 23, 2011.
S&P U.S. Treasury Futures Long/Short Risk Aware Daily Risk Control 10% TCA Excess Return Index
The fixed income component is linked to the performance of the S&P 10-Year U.S. Treasury Note Futures Excess Return Index (the "10-Year Treasury Index"), the S&P 2-Year U.S. Treasury Note Futures Excess Return Index (the "2-Year Treasury Index" and, together with the 10-Year Treasury Index, each a "Treasury Index") and a non-interest-bearing cash position. On each index calculation day, the fixed income component takes either a long position in the 10-Year Treasury Index or a or short position in the 2-Year Treasury Index using momentum indicators based on the 10-year Treasury yield and the 10-year/2-year yield curve (i.e., 10-year Treasury yield minus the 2-year Treasury yield) and uses volatility observations from intraday high and low levels of each Treasury Index over the most recent two days (inclusive of the current index calculation day) to adjust its exposure to the respective Treasury Index on a daily basis, with a 10% target volatility, subject to a maximum exposure of 150%, with respect to the 10-Year Treasury Index, and a maximum exposure of 300%, with respect to the 2-Year Treasury Index. The fixed income component subtracts a transaction cost (as described below) from the level of the fixed income component. The fixed income component was first calculated on February 23, 2024, with a base value of 1,000.00 as of the base date of March 29, 2011.
Determining direction (i.e., long or short): The fixed income component takes either a long position in the 10-Year Treasury Index or a or short position in the 2-Year Treasury Index using momentum indicators based on the 10-year Treasury yield and the 10-year/2-year yield curve (i.e., 10-year Treasury yield minus the 2-year Treasury yield). Generally, the fixed income component will take a short position in the 2-Year Treasury Index if momentum in the 10-year yield is positive and momentum in the 10-year/2-year yield curve is negative (i.e., trending towards inversion or greater inversion), and will otherwise take a long position in the 10-Year Treasury Index. Momentum in the 10-Year Treasury yield and the 10-year/2-year yield curve is assessed by comparing the change in such values over the most recent five-index calculation day period to the standard deviation (i.e., typical variability) of such changes assessed over the prior twenty index calculation days.
Determining exposure using 10% volatility target: On each index calculation day, the fixed income component's exposure to the relevant Treasury Index is adjusted in an attempt to achieve the volatility target of 10%. The daily exposure (but not the direction) to the relevant Treasury Index is determined based on a measure of short-term volatility that is calculated using intraday high and low levels of the relevant Treasury Index over the most recent two days (inclusive of the current index calculation day). Exposure to the respective Treasury Index will be greater than 100% (but not more than the maximum exposure of 150%, with respect to the 10-Year Treasury Index, or 300%, with respect to the 2-Year Treasury Index) when the realized volatility of the relevant Treasury Index is less than the volatility target of 10%, and will be less than 100% when such measure of realized volatility is greater than the volatility target of 10%.

P-18	RBC Capital Markets, LLC

Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
Calculating the transaction cost: On each index calculation day, a transaction cost at a rate of 0.015% is deducted from the level of the fixed income component based on the incremental change in exposure to each Treasury Index from the prior index calculation day to the current index calculation day. The transaction cost will reduce the performance of the fixed income component and, therefore, the performance of the Reference Asset.
S&P 10-Year U.S. Treasury Note Futures Excess Return Index and the S&P 2-Year U.S. Treasury Note Futures Excess Return Index
The 10-Year Treasury Index and the 2-Year Treasury Index measure the performance of the nearest maturity U.S. Treasury futures contracts. The 10-Year Treasury Index is comprised of the nearest maturity 10-year U.S. Treasury futures contract, and the 2-Year Treasury Index is comprised of the nearest maturity 2-year U.S. Treasury futures contract. Both underlying contracts are traded on the Chicago Mercantile Exchange. Each Treasury Index is an excess return index, meaning that the level of the index reflects the "price yield" generated by a change in the price of the futures contract comprising the index and the "roll yield" that is generated when the first expiring futures contract is rolled into the second expiring futures contract, but it does not include interest earned on collateral that a hypothetical investor must provide to secure its performance under the futures contract. The 10-Year Treasury Index was first calculated on March 26, 2010, with a base value of 100.00, as of the base date of December 1, 1999 and 2-Year Treasury Index was first calculated on March 26, 2010, with a base value of 100.00, as of the base date of December 1, 1999.
The decrement fee, the transaction costs and the funding cost will reduce the performance of the Reference Asset.
The Reference Asset, the MA Index, the equity component, the SPXT, the fixed income component, the 10-Year Treasury Index and the 2-Year Treasury Index are sponsored, calculated, published and disseminated by S&P Dow Jones Indices LLC (the "index sponsor"). Additional information regarding these indices, including a more complete description of the index methodology, may be obtained from the S&P website: www.spglobal.com/. We are not incorporating by reference in this document the index sponsor's website or any material it includes.

P-19	RBC Capital Markets, LLC

Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
HISTORICAL INFORMATION
Historical Information for the Reference Asset
The graph below illustrates the performance of the Reference Asset for the period from January 1, 2014 through May 31, 2024.
The Reference Asset was launched on February 23, 2024. Accordingly, all information in this document about the performance of the Reference Asset prior to its launch date is based on hypothetical back-tested information, utilizing the same methodology as is currently in place for the Reference Asset.
The hypothetical performance of the Reference Asset is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for all financial risk that may affect the actual performance of the Reference Asset in the future. The future performance of the Reference Asset may vary significantly from the hypothetical performance illustrated in the graph below.
We obtained the information regarding the historical and hypothetical performance of the Reference Asset in the graph below from Bloomberg Financial Markets, without independent verification.
S&P 500 Market Agility 10 TCA 0.5% Decrement Index (“SPMKTD”)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-20	RBC Capital Markets, LLC

Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general description of the material U.S. tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.
The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement and it supersedes the discussion of U.S. federal income taxation in the accompanying product prospectus supplement. It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. This discussion applies only to holders that will purchase the Notes upon original issuance and will hold the Notes as capital assets for U.S. federal income tax purposes. Further, this discussion does not address the tax consequences applicable to any holders under section 451(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).
You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
We intend to take the position that the Notes will be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period and adjustments in respect of the Notes will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount ("OID") on a hypothetical noncontingent debt instrument with that projected payment schedule. Under these rules, you will be required to include amounts in income during the term of the Notes, although we will not make any payments on the Notes until maturity.
This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the “comparable yield”) including the level of subordination, term, timing of payment and general market conditions, but excluding any adjustments for riskiness of the contingencies or liquidity of the Notes, and then determining a payment schedule as of the issue date that would produce the comparable yield. A projected payment schedule with respect to a note generally is a series of projected payments, the amount and timing of which would produce a yield to maturity on that note equal to the comparable yield. This projected payment schedule and comparable yield are constructed solely for tax purposes, and does not constitute a representation of the amount of contingent payments (if any) that we will make on the Notes.
The amount of interest that you will be required to include in income during each accrual period for the Notes will equal the product of the adjusted issue price for the Notes at the beginning of the accrual period and the comparable yield for the Notes for such period, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments. Any net differences between actual payments received by a holder on a Note in a taxable year and the projected amounts of those payments will be accounted for as additional interest (in the case of a net positive adjustment) or as an offset to interest income in respect of the Notes (in the case of a net negative adjustment), for
P-21	RBC Capital Markets, LLC

Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
that taxable year. If the net negative adjustment for a taxable year exceeds the amount of interest on the Notes for that year, the excess will be treated as an ordinary loss in that year, but only to the extent the holder's total interest inclusions on the Notes exceed the total amount of any ordinary loss in respect of the Notes claimed by the U.S. holder under this rule in prior taxable years. Any net negative adjustment that is not allowed as an ordinary loss for the taxable year is carried forward to the next taxable year, and is taken into account in determining whether the U.S. holder has a net positive or negative adjustment for that year. Any net negative adjustment that is carried forward to a taxable year in which a holder sells or taxably disposes of the Notes reduces the holder's amount realized on the sale or other taxable disposition.
To obtain the comparable yield and projected payment schedule for your Note, you should call RBC Capital Markets, LLC toll free at 1-877-688-2301. You are required to use such comparable yield and projected payment schedule in determining your interest accruals in respect of your Notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule. The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the Notes, and we make no representations regarding the amount of contingent payments with respect to the Notes.
The adjusted issue price of the Notes will equal the Notes’ original offering price plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment debt instruments). Special rules apply in determining interest accruals for a U.S. holder that purchases the Notes for an amount that differs from the Note's adjusted issue price at the time of the purchase and such holders are urged to consult with their tax advisor.
Special rules apply if one or more contingent payments become fixed prior to maturity. If all remaining contingent payments become fixed substantially contemporaneously, applicable Treasury regulations provide that you should make adjustments to the prior and future interest inclusions in respect of your Notes over the remaining term for the Notes in a reasonable manner. If one or more (but not all) contingent payments become fixed more than six months prior to the relevant payment date, applicable Treasury regulation provide that you should account for the difference between the original projected payments and the fixed payments by making an adjustment equal to the difference between the present value of the amount that is fixed and the projected amount of the contingent payment by discounting each amount from the date the payment is due to the date the payment becomes fixed, using a discount rate equal to the comparable yield on the debt instrument. Additionally, the projected payment schedule is modified prospectively to reflect the fixed amount of the payment. You should consult your tax advisor regarding the application of these rules.
You will recognize gain or loss on the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid to acquire the Notes, increased by the amount of interest income you have previously accrued in respect of the Notes (determined without regard to any of the positive or negative adjustments to interest accruals described above) and decreased by the amount of any projected payments in respect of the Notes through the date of the sale or exchange. The rules for determining the adjusted basis for holders who acquire the Notes at a price other than the adjusted issue price are complex, such holders should consult their tax advisors for assistance in determining their adjusted basis in the Notes.
Any gain you recognize on the sale or maturity of the Notes generally will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes (reduced by the total amount of net negative adjustments previously taken into account as ordinary losses), and thereafter, capital loss. The deductibility of capital losses is limited.
Backup Withholding and Information Reporting. Payments made with respect to the Notes and proceeds from the sale of the Notes may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the Internal Revenue Service (“IRS”) or allowed as a credit against the holder's U.S. federal income tax, provided the holder makes a timely filing of an appropriate tax return or refund claim.
Reports will be made to the IRS and to holders that are not exempted from the reporting requirements.
P-22	RBC Capital Markets, LLC

Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
Non-U.S. Holders. The following discussion applies to non-U.S. holders of the Notes. You are a non-U.S. holder if you are a beneficial owner of a Note and are for U.S. federal income tax purposes a non-resident alien individual, a foreign corporation, or a foreign estate or trust.
Except as discussed below, payments made to a non-U.S. holder, and any gain realized on the sale or maturity of the Notes, generally should be exempt from U.S. federal income and withholding tax, subject to generally applicable exceptions set forth in the rules exempting “portfolio interest” from U.S. withholding tax, provided that (i) the holder complies with applicable certification requirements, which certification may be made on Form W-8BEN or W-8BEN-E (or a substitute or successor form) on which the holder certifies, under penalties of perjury, that the holder is not a U.S. person and provides its name and address, (ii) the payment or gain is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, the holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the Notes. In the case of (ii) above, the holder generally should be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. The Bank has determined that non-U.S. holders should not be subject to withholding under Section 871(m) of the Code on payments under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes (for example, upon the Reference Asset rebalancing), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, and other fixed or determinable annual or periodical gain, profits, and income (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution, or otherwise complies with the legislation. In addition, the Notes may constitute a “financial account” for these purposes and, thus, be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
The U.S. Treasury Department has proposed regulations that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the sale or disposition of financial instruments of a type which can produce U.S. source interest or dividends. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending
P-23	RBC Capital Markets, LLC

Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
their finalization, and the discussion above assumes the proposed regulations will be finalized in their proposed form with retroactive effect. If we (or the applicable withholding agent) determine withholding is appropriate with respect to the Notes, tax will be withheld at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Therefore, if such withholding applies, any payments on the Notes will be significantly less than what you would have otherwise received. Depending on your circumstances, these amounts withheld may be creditable or refundable to you. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.

P-24	RBC Capital Markets, LLC

Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on June 5, 2024, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated December 20, 2023. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated December 20, 2023.
We will deliver the Notes on a date that is greater than one business day following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document. In addition to the underwriting discount set forth on the cover page of this document, we or one of our affiliates may also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering, and may also pay a referral fee to a broker-dealer that is not affiliated with us in the amount set forth on the cover page.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount, the referral fee or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM's underwriting discount, the referral fee and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
P-25	RBC Capital Markets, LLC

Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting discount, the referral fee and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.
P-26	RBC Capital Markets, LLC

Enhanced Return Notes Linked to the S&P 500 Market Agility 10 TCA 0.5% Decrement Index
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated December 20, 2023, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated December 20, 2023.

P-27	RBC Capital Markets, LLC